Exhibit 99.1

PRESS RELEASE

Contacts:

Roubik Gregorian, President and CEO	For Release 7:45 a.m. EDT December 20, 2006
Thomas R. Melendrez, Senior Vice President
(510) 668-7000

Exar Corporation Revises Third Quarter Fiscal 2007 Guidance

Fremont, California, December 20, 2006 – Exar Corporation (NasdaqGM: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today revised its expected revenue for the fiscal quarter ending December 31, 2006. The Company expects that third quarter fiscal 2007 revenue will be approximately 13% percent lower than the quarter ended September 30, 2006. The Company had previously indicated that it expected revenue for third quarter fiscal 2007 to be slightly down as compared to the immediately preceding fiscal quarter.

The Company is scheduled to announce its third quarter fiscal 2007 results on January 23, 2006.

Safe Harbor Statement

The Company’s statements in this release about its future financial performance, among others, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties are detailed in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended March 31, 2006 and Forms 10-Q for the fiscal quarters ended June 30, 2006 and September 30, 2006.

About Exar

Exar Corporation designs, develops and markets high-performance, analog and mixed-signal silicon solutions for a variety of markets including networking, serial communications, and storage. For more information about the Company visit: http://www.exar.com.

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